UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                XIOX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    983905100
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                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP No.  983905100                                          Page 2 of 11 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Bay Area Micro-Cap Fund, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                              (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                              (5) Sole Voting Power     320,664
Beneficially Owned
By Each Reporting                             (6) Shared Voting Power       -0-
Person With
                                              (7) Sole Dispositive Power 320,664

                                              (8) Shared Dispositive Power  -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     320,664
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.42%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 11 pages

CUSIP No. 983905100                                           Page 3 of 11 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

    Bay Area Micro-Cap Management Company, LLC
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                              (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                              (5) Sole Voting Power 320,664
Beneficially Owned
By Each Reporting                             (6) Shared Voting Power -0-
Person With
                                              (7) Sole Dispositive Power 320,664

                                              (8) Shared Dispositive Power  -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     320,664
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.42%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 11 pages

CUSIP No. 983905100                                           Page 4 of 11 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Smart & Holland Value Fund, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                              (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power 1,000
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power -0-
Person With
                                          (7) Sole Dispositive Power 1,000

                                          (8) Shared Dispositive Power  -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,000
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     0.17%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 11 pages

CUSIP No. 983905100                                           Page 5 of 11 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Gregory F. Wilbur
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                              (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power 320,664
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power -0-
Person With
                                          (7) Sole Dispositive Power 320,664

                                          (8) Shared Dispositive Power  -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     320,664
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.42%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 11 pages

CUSIP No. 983905100                                           Page 6 of 11 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     William A. Smart III
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                              (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power 1,000
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power 320,664
Person With
                                          (7) Sole Dispositive Power 1,000

                                          (8) Shared Dispositive Power  320,664

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     321,664
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.45%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 11 pages

CUSIP No. 983905100                                           Page 7 of 11 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Peter L. Holland
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                              (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power 320,664
Person With
                                          (7) Sole Dispositive Power -0-

                                          (8) Shared Dispositive Power 320,664

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     320,664
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     9.42%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 11 pages

Item 1.

(a)  Name of Issuer: XIOX Corporation ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

     577 Airport Boulevard, Suite 700
     Burlingame, California  94010

Item 2.

(a)  Name of Person Filing:

     Bay Area Micro-Cap Fund, L.P. ("BAMC")
     Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
     Smart & Holland Value Fund, L.P. ("SHVF")
     Gregory F. Wilbur ("GFW")
     Peter L. Holland ("PLH")
     William A. Smart III ("WAS")

(b)  Address of Principal Business Office:

     BAMC, BAMCMC, GFW, PLH and WAS:    1151 Bay Laurel Drive
                                        Menlo Park, CA  94025

     SHVF:                              P.O. Box 742
                                        Palo Alto, CA   94302

(c)  Citizenship/Place of Organization:

     Entities:           BAMC    -   California
                         BAMCMC  -   California
                         SHVF    -   California

     Individuals:        GFW     -   United States
                         PLH     -   United States
                         WAS     -   United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 983905100

Item 3.  Not applicable.

                               Page 8 of 11 pages

Item 4. Ownership.

                                  BAMC        BAMCMC       SHVF        GFW        PLH          WAS
-----------------------------------------------------------------------------------------------------
(a)  Beneficial Ownership        320,664     320,664       1,000     320,664     320,664     321,664
-----------------------------------------------------------------------------------------------------
(b)  Percentage of Class            9.42%       9.42%       0.17%       9.42%       9.42%       9.45%
-----------------------------------------------------------------------------------------------------
(c)  Sole Voting Power           320,664     320,664       1,000     320,664         -0-       1,000
-----------------------------------------------------------------------------------------------------
     Shared Voting Power             -0-         -0-         -0-         -0-     320,664     320,664
-----------------------------------------------------------------------------------------------------
     Sole Dispositive Power      320,664     320,664       1,000     320,664         -0-       1,000
-----------------------------------------------------------------------------------------------------
     Shared Dispositive Power        -0-         -0-         -0-         -0-     320,664     320,664
-----------------------------------------------------------------------------------------------------


Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.


Item 9. Notice of Dissolution of Group

Not applicable.


Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                               Page 9 of 11 pages
of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 2, 2000


BAY AREA MICRO-CAP FUND, L.P.                   SMART & HOLLAND VALUE FUND, L.P.

By: Bay Area Micro-Cap Management Co., LLC
    Its general partner

By: /s/ Gregory F. Wilbur                       By: /s/ William A. Smart III
    -----------------------------                   ----------------------------
    Managing Member                                 General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC

By: /s/ Gregory F. Wilbur
    -----------------------------
    Managing Member

    /s/ Gregory F. Wilbur
---------------------------------
    Gregory F. Wilbur

    /s/ Peter L. Holland
---------------------------------
    Peter L. Holland

    /s/ William A. Smart III
---------------------------------
    William A. Smart III

EXHIBITS

A:       Joint Filing Statement

                              Page 10 of 11 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date: February 2, 2000


BAY AREA MICRO-CAP FUND, L.P.                   SMART & HOLLAND VALUE FUND, L.P.

By: Bay Area Micro-Cap Management Co., LLC
    Its general partner

By: /s/ Gregory F. Wilbur                       By: /s/ William A. Smart III
    -----------------------------                   ----------------------------
    Managing Member                                 General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC

By: /s/ Gregory F. Wilbur
    -----------------------------
    Managing Member

    /s/ Gregory F. Wilbur
---------------------------------
    Gregory F. Wilbur

    /s/ Peter L. Holland
---------------------------------
    Peter L. Holland

    /s/ William A. Smart III
---------------------------------
    William A. Smart III

                              Page 11 of 11 pages